Exhibit 99.1

PaxMedica Responds to Emergency Request for IV Suramin and Commits to Provide Immediate Access to PAX-101

TARRYTOWN, NY / ACCESSWIRE / April 23, 2024 /, PaxMedica Inc. (Nasdaq: PXMD) (the “Company”), a leading biopharmaceutical company dedicated to advancing treatments for neurological disorders, expects to take immediate action in response to an urgent request for IV suramin from the Ministry of Health (MOH) of Malawi, a country in east Africa. The request seeks emergency access to the Company’s recently completed registration batches of PAX-101 (IV suramin) to address the critical shortage of medications required to combat the life-threatening sleeping sickness, also known as Trypanosoma brucei rhodesiense, Human African trypanosomiasis (TBr HAT), crisis in the region.

Howard Weisman, Chairman and CEO of PaxMedica, emphasized the Company's dedication to providing immediate assistance in light of the urgent situation, stating, "The emergency request from the Ministry of Health of Malawi underscores the critical need for IV suramin to combat the continued devastating impact of sleeping sickness in the region. PaxMedica has worked with the physicians and the government in Malawi and neighboring countries as part of the ongoing work towards a future NDA submission for PAX-101 in the treatment of TBr HAT. Despite our current limited resources, we plan to help by providing access to PAX-101 in the next 30 days, so that these physicians can continue to use the current standard of care to treat this fatal disease. PaxMedica has worked diligently for many years to ensure access to this life-saving medication for those in need and today’s response to an urgent crisis strongly demonstrates our commitment to this mission."

The decision comes in the wake of PaxMedica's recent completion of three pivotal registration/validation batches of PAX-101 (PaxMedica - A Promising Path in Autism), as part of its ongoing development program.

About PaxMedica

PaxMedica, Inc. is a forward-looking clinical-stage biopharmaceutical firm specializing in cutting-edge anti-purinergic drug therapies (APT) aimed at addressing a range of challenging neurologic disorders. Our comprehensive portfolio encompasses a spectrum of conditions, including neurodevelopmental disorders such as Autism Spectrum Disorder (ASD), as well as other critical areas within the neurology field. Additionally, we intend to provide the rest of the world with an additional, reliable source of suramin, the accepted standard of care for Stage 1, Trypanosoma Brucei Rhodesiense.

We are dedicated to the continuous development and evaluation of our pioneering program, PAX-101, an intravenous suramin formulation that lies at the heart of our efforts, particularly focused on innovative ASD treatment solutions. Our ongoing research initiatives not only prioritize the needs of ASD patients, but also extend to exploring potential therapeutic applications for related conditions. To learn more about our transformative work, please visit www.paxmedica.com.

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Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. These forward-looking statements include our anticipated clinical program, the timing and success of our anticipated data announcements, pre-clinical and clinical trials and regulatory filings, distribution and demand for our product candidates. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Such risks and uncertainties include, but are not limited to, risks associated with the Company’s development work, including any delays or changes to the timing, cost and success of the Company’s product development and clinical trials, risk of insufficient capital resources, cash funding and cash burn, regulatory approvals and risks associated with intellectual property and infringement claims. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s “Risk Factors” section and other sections in its most recent Annual Report on Form 10-K, and subsequent quarterly and other filings with the U.S. Securities and Exchange Commission.

Contacts

PaxMedica, Inc.
303 S Broadway,
Suite 125.
Tarrytown, NY 10591
www.paxmedica.com

Media Contact
media@paxmedica.com

Investor Contact
Scott McGowan
InvestorBrandNetwork (IBN)
Phone: 310.299.1717
ir@paxmedica.com
www.paxmedica.com/investors

SOURCE: PaxMedica, Inc.